Filed Pursuant to Rule 433
Registration No. 333-149629

FINAL TERM SHEET
Dated March 11, 2008

DOVER CORPORATION
$350,000,000 5.45% Notes Due 2018
$250,000,000 6.60% Notes Due 2038

Issuer:	Dover Corporation

Title of Securities:	5.45% Notes Due 2018 (“2018 Notes”) 6.60% Notes Due 2038 (“2038 Notes”)

Aggregate Principal Amount:	$350,000,000 (2018 Notes) $250,000,000 (2038 Notes)

Issue Price (Price to Public):	99.725% of principal amount (2018 Notes) 99.818% of principal amount (2038 Notes)

Maturity:	March 15, 2018 (2018 Notes) March 15, 2038 (2038 Notes)

Coupon (Interest Rate):	5.45% (2018 Notes) 6.60% (2038 Notes)

Benchmark Treasury:	3.500% February 15, 2018 (2018 Notes) 5.000% May 15, 2037 (2038 Notes)

Spread to Benchmark Treasury:	190 basis points (1.900%) (2018 Notes) 210 basis points (2.100%) (2038 Notes)

Benchmark Treasury Price and Yield:	99-09; 3.586% (2018 Notes) 107-26+; 4.514% (2038 Notes)

Yield to Maturity:	5.486% (2018 Notes) 6.614% (2038 Notes)

Make-Whole Provision:	T+30bps (2018 Notes) T+35bps (2038 Notes)

Interest Payment Dates:	March 15 and September 15 of each year, commencing on September 15, 2008

Redemption Provisions:	No mandatory redemption provisions

Dover Corporation may, at its option, redeem the Notes as described in the preliminary prospectus supplement, dated March 11, 2008

Change of Control Offer:	As described in the preliminary prospectus supplement, dated March 11, 2008

Legal Format:	SEC-registered

Settlement Date:	T+3; March 14, 2008

Joint Booking-Running Managers:	J.P. Morgan Securities Inc. Banc of America Securities LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. Greenwich Capital Markets, Inc.

Co-Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated Wachovia Capital Markets, LLC

CUSIP:	260003AH1 (2018 Notes) 260003AG3 (2038 Notes)

ISIN:	US260003AH16 (2018 Notes) US260003AG33 (2038 Notes)

Ratings:	A2 (Moody’s); A (S&P); A (Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Notes to which this final term sheet relates have been registered by Dover Corporation by means of a registration statement on Form S-3 (SEC File No. 333-149629).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Banc of America Securities LLC toll free at 1-800-294-1322, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Goldman, Sachs & Co. toll free at 1-866-471-2526 and Greenwich Capital Markets Inc. toll-free at 1-866-844-2071.